Exhibit 99.1

Industrial Services of America, Inc.
Announces Third Quarter 2013 Results

LOUISVILLE, KY. (January 10, 2014) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announced financial results for the third quarter ended September 30, 2013.

Revenue for the third quarter of 2013 was $33.3 million compared with $45.7 million in the third quarter of 2012. Net loss for the third quarter of 2013 was $(2.2) million, or $(0.31) on a per diluted share basis, compared with a net loss of $(0.9) million, or $(0.13) on a per diluted share basis, for the comparable period in 2012. Included in the net loss for the third quarter ended September 30, 2013 is a charge of approximately $1.9 million to write down the value of the Company's stainless steel inventory at September 30, 2013, in accordance with lower of cost or market accounting guidance. As a result of reduced market prices, a lower of cost or market assessment was performed for our nickel content inventories. Due to management’s determination to discontinue the production of stainless steel blends, a subset of the stainless steel market, this assessment embodied the assumption of immediate sale of these blends in their current state. There were no write-downs from our ferrous or non-ferrous operations. In the fourth quarter of 2013, we expect to record an impairment charge of approximately $3.5 million related to intangible assets associated with our stainless steel business.

Key Highlights

•
In October 2013, subsequent to the close of the third quarter, the Company secured $4 million of new financing through its WESSCO division ("WESSCO"), and used a portion of the proceeds to reduce its term loan with Fifth Third Bank (the "Bank");

•
In December the Company appointed Sean Garber to be its President and to oversee the day-to-day management of the Company.  Mr. Garber, a scrap industry veteran who had previously been an executive at ISA, is also currently an executive of Algar, Inc., a supplier of scrap metal to processors such as ISA;

•
Also in December, the Company entered into a Management Services Agreement with Algar (the "Management Agreement"), whereby Algar will provide business, financial and organizational strategy consulting services to ISA.

The Company's credit facility with the Bank (the "Fifth Third Loan") is scheduled to mature in April 2014. The Company is actively in the process of renegotiating its debt. This debt renegotiation process includes the Bank as well as other banks.  Management plans to complete this debt renegotiation as soon as practicable.

On October 15, 2013, WESSCO, a wholly-owned subsidiary of the Company, signed two promissory notes (collectively, the "KY Bank Notes") in favor of The Bank of Kentucky, Inc. ("KY Bank"), one in the amount of $3.0 million (the "Term Note") and one in the amount of $1.0 million (the "Line of Credit Note"). The Company used the proceeds from the Term Note to pay the Bank $3.0 million against the Fifth Third Loan. WESSCO expects to use the Line of Credit Note to purchase additional equipment.  The Company is a guarantor of the KY Bank Notes.  The Company has also signed a $3.0 million demand promissory note (the “Company Note”) in favor of WESSCO in exchange for the proceeds of the Term Note.

ISA's SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA
Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

FINANCIAL RESULTS AND

SUPPLEMENTAL FINANCIAL INFORMATION

FOLLOW

Industrial Services of America, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	THREE MONTHS ENDED		NINE MONTHS ENDED
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(in thousands)
Revenue from services	$1,396	$1,379	$3,708	$3,686
Revenue from product sales	31,915	44,350	104,484	153,573
Total revenue	33,311	45,729	108,192	157,259

Cost of goods sold for services	1,314	1,196	3,498	3,333
Cost of goods sold for product sales	30,745	42,558	100,054	147,088
Inventory adjustment for lower of cost or market	1,900	—	1,900	—
Total cost of goods sold	33,959	43,754	105,452	150,421

Provision for employee terminations and severances	—	—	—	228
Other selling, general and administrative expense	2,318	2,528	7,464	7,971
Total selling, general and administrative expense	2,318	2,528	7,464	8,199

Loss before other income (expense)	(2,966)	(553)	(4,724)	(1,361)

Other income (expense)
Interest expense	(568)	(550)	(1,636)	(1,603)
Interest income	—	3	2	8
(Loss) gain on sale of assets	(3)	—	35	35
Gain on lawsuit settlement	—	—	625	—
Other income, net	—	—	9	—
Total other expense	(571)	(547)	(965)	(1,560)

Loss before income taxes	(3,537)	(1,100)	(5,689)	(2,921)

Income tax benefit	(1,346)	(214)	(2,145)	(804)

Net loss	$(2,191)	$(886)	$(3,544)	$(2,117)

Basic loss per share	$(0.31)	$(0.13)	$(0.50)	$(0.30)
Diluted loss per share	$(0.31)	$(0.13)	$(0.50)	$(0.30)

Weighted shares outstanding (in thousands):
Basic:	7,069	6,944	7,028	6,943
Diluted:	7,069	6,944	7,028	6,943

INDUSTRIAL SERVICES OF AMERICA, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(in thousands)
Net loss	$(2,191)	$(886)	$(3,544)	$(2,117)
Interest expense	568	550	1,636	1,603
Income tax benefit	(1,346)	(214)	(2,145)	(804)
Depreciation	816	906	2,515	2,767
Amortization	172	188	526	563
EBITDA (1)	$(1,981)	$544	$(1,012)	$2,012

(1) EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense. We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact: Alan Schroering, Vice President of Finance and Interim Chief Financial Officer, 502-214-3710, aschroering@isa-inc.com.